Exhibit 99

Company contact:	John B. Kelso, Director of Investor Relations
303.837.1661 or john.kelso@whiting.com

Whiting Petroleum Corporation Announces Second Quarter
2010 Financial and Operating Results

Record Production
 Q2 2010 64,600 BOE/D Up 17% from 55,309 BOE/D in Q2 2009
Q2 2010 Daily Production Up 8% over Q1 2010
 June 2010 65,690 BOE/D Up 5% vs. 62,545 BOE/D in March 2010

Production from Sanish and Parshall Fields in North Dakota Increases
17% to 27,380 BOE/D in June 2010 from 23,365 BOE/D in March 2010

Production from the Company’s Two EOR Projects Increases 3% to
17,250 BOE/D in Q2 2010 from 16,800 BOE/D in Q1 2010

2010 Production Guidance Raised to 15% to 17% over 2009

Company Reports Q2 2010 Net Income Available to Common Shareholders
 of $119.9 Million or $2.12 per Diluted Share and Adjusted Net Income of
$72.2 Million or $1.31 per Diluted Share

Q2 2010 Discretionary Cash Flow Totals $228.2 Million

DENVER – July 28, 2010 – Whiting Petroleum Corporation’s (NYSE: WLL) production in the second quarter of 2010 totaled a record 5.88 million barrels of oil equivalent (MMBOE), of which 4.77 MMBOE were crude oil/natural gas liquids (81%) and 1.11 MMBOE was natural gas (19%).  This second quarter 2010 production total equates to a new record daily average production rate of 64,600 barrels of oil equivalent (BOE), and represents a 17% increase over the 55,309 BOE per day average rate in the second quarter of 2009.  Compared to the first quarter of 2010, daily production rose 8%.  The production increases in the second quarter of 2010 were primarily the result of organic production growth in Whiting’s North Dakota Bakken play.

Financial Results – Second Quarter 2010
Whiting reported second quarter 2010 net income available to common shareholders of $119.9 million, or $2.35 per basic share and $2.12 per diluted share, on total revenues of $377.6 million.  This compared to a second quarter 2009 loss of $93.2 million, or $1.83 per basic and diluted share, on total revenues of $230.2 million.  The fully diluted common share count of 59,225,000 used in the Company’s second quarter 2010 financial reporting assumes full conversion of the Company’s Convertible Perpetual Preferred Stock into 7,946,000 common shares.

The Company’s 2010 second quarter results include after-tax unrealized derivative gains of $46.4 million, or $0.78 per diluted share.  Excluding this gain and certain other items, Whiting reported second quarter 2010 adjusted net income available to common shareholders of $72.2 million, or $1.42 per basic share and $1.31 per diluted share.  This compared to a second quarter 2009 adjusted net loss available to common shareholders of $0.6 million, or $0.01 per basic and diluted share.  A reconciliation of adjusted net income available to common shareholders versus net income available to common shareholders is included later in this news release.

Discretionary cash flow in the second quarter of 2010 totaled $228.2 million, up 108% from the $109.7 million reported for the same period in 2009.  The increase in discretionary cash flow in the second quarter of 2010 versus the comparable 2009 period was primarily the result of a 40% increase in the Company’s realized oil price (net of hedging) as well as a 17% increase in the Company’s net production.  A reconciliation of discretionary cash flow to net cash provided by operating activities is included later in this news release.

Operating and Financial Results - First Six Months 2010
Production in the first six months of 2010 totaled 11.3 MMBOE, or 62,245 BOE per day, representing a 14% increase over the 9.9 MMBOE, or 54,815 BOE per day, in the first six months of 2009.

For the six months ended June 30, 2010, Whiting reported net income available to common stockholders of $201.1 million, or $3.95 per basic share and $3.58 per diluted share, on total revenues of $728.9 million.  This compared to a net loss of $136.9 million, or $2.78 per basic and diluted share, on total revenues of $394.0 million in the first six months of 2009.  Excluding after-tax unrealized derivative gains and losses and certain other items, Whiting reported adjusted net income available to common shareholders of $134.7 million, or $2.64 per basic share and $2.46 per diluted share, in the first six months of 2010.  This compared to an adjusted net loss available to common shareholders of $29.7 million, or $0.60 per basic and diluted share, in the comparable 2009 period.

Discretionary cash flow in the first six months of 2010 totaled $442.7 million.  This total represents a 144% increase over the $181.6 million of discretionary cash flow generated in the first six months of 2009.

James J. Volker, Whiting’s Chairman, President and CEO, commented, “We are extremely pleased with our results in the second quarter and in the first half of 2010.  The production performance of our Bakken play in North Dakota during 2010 has outstripped our previous well results in the area.  In addition, our two EOR projects at the Postle and North Ward Estes fields continue to generate organic production growth.  All three projects are heavily weighted toward oil, which currently sells at an approximate 17 to 1 ratio to the price of natural gas.  Furthermore, 100% of our drilling activity and 99.5% of our proved reserves and production are located onshore in the Lower 48.  Based on the performance of these projects in the second quarter of 2010, we have increased our year-over-year production growth estimate to a range of 15.0% to 17.0%, up from a previous range of 11.5% to 13.0%.  While we raised our production guidance again, we have not increased our 2010 capital budget of $830 million.”

Mr. Volker continued, “Our first half discretionary cash flow of $442.7 million exceeded our $307.3 million of capital expenditures in the first half.  We used a portion of the excess cash flow to pay down bank debt.  At June 30, 2010, borrowings on our $1.1 billion credit facility totaled $30 million, down from $100 million at March 31, 2010 and down from $160 million at December 31, 2009.  One of our primary objectives in 2010 is to establish another resource play.  We believe our Lewis & Clark prospect area, where we have amassed a 223,000 net acre position, has the potential to be such a play.”

Operations Update

Core Development Areas
Bakken and Three Forks Development Increases Production
The following table summarizes the Company’s operated and non-operated net production from the Sanish and Parshall fields in the second quarter of 2010 and in June 2010:

Operated and Non-operated Net Production for Sanish and Parshall Fields (In BOE)
	2nd Qtr 2010				June 2010
	Parshall	Sanish	Total		Parshall	Sanish	Total
Whiting Operated	36,942	1,677,847	1,714,789		12,465	602,348	614,813
Non-Operated	495,571	145,940	641,511		155,730	50,891	206,621
	532,513	1,823,787	2,356,300		168,195	653,239	821,434

Daily BOE	5,850	20,045	25,895	(1)	5,605	21,775	27,380	(1)

(1) Includes approximately 875 net BOE per day of NGLs and natural gas from plant operations.

Whiting’s net production from the Middle Bakken and Three Forks formations in the Sanish and Parshall fields of Mountrail County, North Dakota averaged 27,380 BOE per day in June 2010, up 17% from the 23,365 BOE average daily rate in March 2010 and up 77% from the 15,448 BOE average daily rate in June 2009.

Sanish Field.  Whiting’s net production from the Sanish field in the second quarter of 2010 averaged 20,045 BOE per day, an increase of 86% over the second quarter 2009 average rate of 10,765 BOE per day.  Our net production from the Sanish field averaged 21,775 BOE per day in June 2010, a 31% increase from 16,640 BOE per day in March 2010 and a 114% increase from 10,179 BOE per day in June 2009.  Whiting plans to continue with its current nine operated drilling rig count in the Sanish field through 2012.

From April 20, 2010 through July 20, 2010, Whiting completed 21 operated wells in the Sanish field, bringing to 40 the number of Whiting-operated wells completed in 2010.  The total number of Whiting-operated wells in the Sanish field now stands at 108. These 40 wells were comprised of 36 Bakken wells, 26 of which were infill wells, and four wells that were completed in the Three Forks formation.  The average initial production rate for these 40 wells came to 2,478 BOE per day, which represents a 20% increase over the 2,057 BOE average initial production rate for wells completed prior to January 1, 2010.

Whiting recently completed two high-volume Bakken wells in the Sanish field.  On July 17, 2010, the Fladeland 12-10H flowed at a daily rate of 4,126 barrels of oil and 1.8 million cubic feet (MMcf) of gas (4,431 BOE) during a 24-hour test of the Middle Bakken.  The infill well, the second well drilled on this 1,280-acre spacing unit, was tested on a 52/64-inch choke with a flowing casing pressure of 830 pounds per square inch (psi).  The well, which is located in the northwest portion of the Sanish field, was fracture stimulated in 30 stages, 22 stages using sliding sleeve technology and eight stages using the “plug and perf” method.  Whiting holds a 70% working interest and a 56% net revenue interest in the Fladeland well.

The Fladeland 12-10H recorded the third highest initial production rate for a Whiting-operated Bakken well drilled to date in the Sanish field.  The Maki 11-27 was tested on October 24, 2009 flowing 4,761 BOE per day, while the Richardson Federal 11-9H flowed 4,570 BOE per day during a 24-hour test on October 22, 2008. Both of these wells, which were drilled in the east-central part of the Sanish field, were the initial wells drilled in their respective 1,280-acre spacing units.

During a 24-hour test of the Middle Bakken formation on June 18, 2010, the Hansen 12-20H flowed at a daily rate of 3,863 barrels of oil and 1.7 MMcf of gas, or 4,144 BOE per day.  The initial 24-hour production rate was gauged on a 40/64-inch choke with a flowing casing pressure of 1,120 psi.  The well was fracture stimulated in a total of 18 stages, all using sliding sleeves.  Whiting, the operator of the well, holds a 99% working interest and an 80% net revenue interest in the new producer.

As of July 20, 2010, 11 operated wells were being completed or awaiting completion and nine operated wells were being drilled in the Sanish field.  In 2010, Whiting intends to drill a total of 90 operated wells and participate in a total of eight non-operated wells in the field for a total of 98 wells (52 net wells).  Of the 98 total gross wells, 88 are planned Bakken wells and 10 are planned Three Forks wells.  As of July 20, 2010, Whiting estimates that at least 57 Bakken wells and 128 Three Forks wells remain to be drilled in the Sanish field.

Whiting estimates that the total completed well costs for its most recently completed wells in the Sanish field will come in below $5.0 million per well.  The wells that we drilled in the second quarter of 2010 reached a total measured depth of approximately 20,000 feet, including 10,000 feet of lateral, in an average of 20 days, with two wells taking 15 days from spud date to total depth.  The reduction in drilling time and associated costs is primarily the result of our “Drill Wells On Paper” (DWOP) program, which applies the best practices and best logistical planning of all our drilling and completion contractors to produce drilling and completion efficiencies.  Prior to the implementation of our DWOP program, it took an average of 39 days from spud date to total depth.  With an average of 19 fewer days on location, we are saving approximately $900,000 per well in drilling costs.

Whiting’s 17-mile oil line connecting the Sanish field to the Enbridge pipeline in Stanley, North Dakota is currently transporting between 17,000 barrels and 21,000 barrels per day.  This 8-inch diameter line has a daily capacity of approximately 65,000 barrels of oil per day.  Whiting expects to have between 23,000 barrels and 25,000 barrels per day of its operated oil production in the pipeline by the end of September 2010.  The Company is currently saving between $1.00 and $2.00 per barrel in transportation costs for each barrel that is being transported through its pipeline rather than being transported by truck.

Enbridge Inc. expects to add 30,000 barrels per day of take-away capacity to its pipeline in the first quarter of 2011, which will bring the pipeline’s total take-away capacity to 191,000 barrels per day.   Enbridge anticipates adding an incremental 85,000 barrels per day in the second quarter of 2013 for a total of 276,000 barrels per day of take-away capacity.

Whiting’s Robinson Lake gas plant is currently processing 29.1 MMcf of gas per day (gross).  Whiting expects capacity to be expanded to 45 MMcf per day in September 2010, 60 MMcf per day in January 2011 and 90 MMcf per day in July 2011.  Whiting owns a 50% interest in the plant.  The plant receives 25% of the net proceeds from natural gas and NGL sales in the area.  As of July 20, 2010, sales from the plant were 21.3 MMcf of gas and 3,471 barrels of NGLs per day, from which Whiting was netting 2.7 MMcf of gas and 434 barrels of NGLs per day due to its plant ownership.  As of July 20, 2010, there were 93 Whiting-operated wells and 86 third-party wells connected to the gas gathering system.

Parshall Field.  Immediately east of the Sanish field is the Parshall field, where we own interests in 73,242 gross acres (18,188 net acres).  The Company’s net production from its interests in the Parshall field during the second quarter of 2010 averaged 5,850 BOE per day, a 15% increase from the 5,085 BOE per day average in the second quarter of 2009.  Our net production from the Parshall field averaged 5,605 BOE per day in June 2010, a 17% decrease from 6,725 BOE per day in March 2010 and a 6% increase from the 5,268 BOE average daily rate in June 2009.  The operator of the Parshall field has drilled almost all of its Bakken locations and is currently pursuing a moderate pace of development of the Three Forks formation with a one rig program.  As of July 20, 2010, we had participated in 120 wells at Parshall, of which 116 are producing, three are awaiting completion and one is being drilled.

Increasing Production from EOR Projects
Postle Field.  Production continues to increase from our Postle field, which produces from the Morrow sandstone, in Texas County, Oklahoma.  In the second quarter of 2010, the field produced at an average net rate of 9,550 BOE per day, representing a 22% increase from the 7,800 BOE net daily rate in the second quarter of 2009.  The Postle field continued to outperform independent engineering estimates in the second quarter of 2010.  As of July 20, 2010, there was one drilling rig and three workover rigs active in the field.

North Ward Estes Field.  Production from our North Ward Estes field, located in Ward and Winkler Counties, Texas, averaged 7,700 BOE per day in the second quarter of 2010.  This average rate represented a 22% increase from the 6,325 net daily rate in the second quarter of 2009 and a 2% sequential increase from the 7,530 net daily rate in the first quarter of 2010.  Late last year, Whiting increased its planned CO2 injection volume for the field.  The production response from CO2 injection in Phase 2 resulted in net production from North Ward Estes increasing 14% to 8,080 BOE per day in March 2010 from 7,110 BOE per day in December 2009.  Since March 2010, Whiting has temporarily reached its CO2 injection capacity at the North Ward Estes field and has plans to install two additional compressors by mid-October 2010.  Consequently, the average production rate at North Ward Estes in June 2010 was 7,655 BOE per day.  Whiting is currently injecting more water in its “Water Alternating Gas” (WAG) process and expects to continue to do so until the additional compressors are installed.

At North Ward Estes, Whiting initiated Phase I of our CO2 injection project in May 2007 and Phase II began in March 2009.  CO2 injection in the field during 2010 has averaged between 210 MMcf and 250 MMcf per day, of which approximately half has been recycled gas and the other half has been purchased CO2.  We estimate that Phase III-A will be substantially complete in the fourth quarter of 2010.

New Prospect Drilling Areas
Lewis & Clark Prospect Area. The Lewis & Clark prospect area is located in Golden Valley, Billings and Stark Counties, North Dakota.  Whiting continues to actively lease in the area and has raised its acreage position to 340,241 gross (225,685 net) acres, up from 329,339 gross (211,128 net) acres at March 31, 2010.  Based on gross acres and drilling two laterals per 1,280-acre spacing unit, Whiting has up to 500 potential well locations on this acreage which could target the Three Forks formation.

Whiting anticipates drilling and completing at least 13 Three Forks wells on the prospect during 2010.  Drilling operations on the first three wells began in early May 2010, and each well has reached total depth.  All three wells are currently awaiting completion.  The lateral length at all three wells is approximately 10,000 feet.  Whiting currently plans to complete each well with a 30-stage fracture stimulation, 22 stages using sliding sleeves and eight stages using the “plug and perf” method.

On November 25, 2009, Whiting completed the Federal 32-4HBKCE flowing 1,970 BOE per day during a 24-hour test of the Three Forks formation.  The well’s 7,686-foot lateral was fracture stimulated in 15 stages, all using sliding sleeve technology.  The discovery well’s average daily rate during the first 30, 60 and 90 days of production was 695 BOE, 531 BOE and 447 BOE, respectively, flowing up 4-1/2-inch casing.  The well produced a total of approximately 51,000 BOE in its first six months of production.  Whiting holds a working interest of 84% and a net revenue interest of 71% in the Federal well.

Niobrara Leasing and Exploration.  Whiting has assembled a total of 55,000 gross (39,000 net) acres in northeastern Colorado that the Company believes to be prospective for Niobrara shale oil production.  The Company expects to continue to actively lease in the area.  Whiting anticipates drilling its first Niobrara well on this acreage in the first half of 2011.

The Company’s existing Niobrara exploration project, the Hatfield prospect in Carbon County, Wyoming, contains approximately 53,000 gross (32,000 net) acres.  Whiting expects to spud two wells on the prospect in the second half of 2010.  The Niobrara in this area is at a depth of approximately 3,500 feet, with Estimated Ultimate Recovery (EUR) of 100,000 – 125,000 BOE.  Total estimated completed well costs are expected to range between $1.0 million and $1.5 million.  These wells will be vertical tests.  However, if these wells are successful, Whiting expects future wells to be horizontal and drilled on 160-acre spacing in order to increase EURs.

Operated Drilling and Workover Rig Count
As of July 20, 2010, 16 operated drilling rigs and 44 operated workover rigs were active on our properties.  We were also participating in the drilling of six non-operated wells, three of which are Bakken wells in North Dakota and three of which are on the Gulf Coast of Texas, including one Eagle Ford test.  We expect our operated drilling rig count to average approximately 17 during the remainder of 2010.  The breakdown of our operated rigs is as follows:

Region	Drilling	Workover
Northern Rockies
Sanish Field	9	5
Other	3	6
Central Rockies
Flat Rock Field	1	1
EOR Projects
Postle	1	3
North Ward Estes	1	26
Mid-Continent	0	1
Permian	1	2
Totals	16	44

The following table summarizes the Company’s net production and commodity price realizations for the quarters ended June 30, 2010 and 2009:

	Three Months Ended June 30,
Production	2010	2009	Change
Oil and condensate (MMBbls)	4.77	3.77	27%
Natural gas (Bcf)	6.63	7.58	(13%)
Total equivalent (MMBOE)	5.88	5.03	17%

Average Sales Price
Oil and condensate (per Bbl):
Price received	$69.78	$50.66	38%
Effect of crude oil hedging (1)	(0.68)	(1.15)
Realized price	$69.10	$49.51	40%

Natural gas (per Mcf):
Price received	$4.52	$3.08	47%
Effect of natural gas hedging (1)	0.04	0.05
Realized price	$4.56	$3.13	46%

(1) Whiting realized pre-tax cash settlement losses of $3.2 million on its crude oil hedges and gains of $0.2 million on its natural gas hedges during the second quarter of 2010.  A summary of Whiting’s outstanding hedges is included later in this news release.

Second Quarter and First Half 2010 Costs and Margins
A summary of production, cash revenues and cash costs on a per BOE basis is as follows:

	Per BOE, Except Production
	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Production (MMBOE)	5.88	5.03	11.27	9.92

Sales price, net of hedging	$61.25	$41.79	$61.44	$37.44
Lease operating expense	11.52	11.44	11.41	11.95
Production tax	4.43	2.96	4.54	2.46
General & administrative	2.62	2.04	2.58	1.94
Exploration	1.81	1.23	1.75	1.90
Cash interest expense	2.17	3.00	2.27	2.84
Cash income tax expense (benefit)	0.90	-	0.59	(0.05)
	$37.80	$21.12	$38.30	$16.40

During the second quarter, the company-wide basis differential for crude oil compared to NYMEX was $8.21 per barrel, which compared to $8.07 per barrel in the first quarter of 2010.  We expect our oil price differential to average between $8.50 and $9.50 during the third quarter of 2010.  Within the Bakken, Whiting-operated production has a current differential of $11.00 per barrel.

The company-wide basis differential for natural gas compared to NYMEX in the second quarter was at a premium of $0.43 per Mcf, which compared to a premium of $0.33 per Mcf in the first quarter of 2010.  We expect our natural gas to sell at a premium price of between $0.10 and $0.50 during the third quarter of 2010.

Second Quarter 2010 Drilling Summary
The table below summarizes Whiting’s operated and non-operated drilling activity and exploration and development costs incurred for the three and six months ended June 30, 2010:

	Gross/Net Wells Completed				Expl. & Dev.
			Total New	% Success	Cost
	Producing	Non-Producing	Drilling	Rate	(in millions)
Q2 10	47 / 23.0	0 / 0	47 / 23.0	100% / 100%	$ 182.4
6M 10	75 / 32.8	2 / 1.1	77 / 33.9	97% / 97%	$ 307.3

Outlook for Third Quarter and Full-Year 2010
The following table provides guidance for the third quarter and full-year 2010 based on current forecasts, including Whiting’s full-year 2010 capital budget of $830.0 million (excluding any potential acquisition costs).

Guidance
	Third Quarter	Full-Year
	2010	2010
Production (MMBOE)	6.00 - 6.20	23.40 - 23.70
Lease operating expense per BOE	$ 10.90 - $ 11.30	$ 11.00 - $ 11.40
General and admin. expense per BOE	$ 2.45 - $ 2.65	$ 2.45 - $ 2.65
Interest expense per BOE	$ 2.45 - $ 2.65	$ 2.45 - $ 2.65
Depr., depletion and amort. per BOE	$ 16.20 - $ 16.60	$ 16.60 - $ 17.00
Prod. taxes (% of production revenue)	6.3% - 6.7%	6.7% - 7.0%
Oil price differentials to NYMEX per Bbl	$ 8.50 - $ 9.50	$ 8.40 - $ 8.80
Gas price premium to NYMEX per Mcf (1)	$ 0.10 - $ 0.50	$ 0.10 - $ 0.50

(1)  Includes the effect of Whiting’s fixed-price gas contracts.  Please refer to fixed-price gas contracts later in this release.

Oil Hedges
The following summarizes Whiting’s crude oil hedges as of July 1, 2010:

		Weighted Average	As a Percentage of
Hedge	Contracted Volume	NYMEX Price Collar Range	June 2010
Period	(Bbls per Month)	(per Bbl)	Oil Production

2010
Q3	690,398	$62.76 - $86.61	42.9%
Q4	675,146	$62.82 - $88.63	42.0%

2011
Q1	369,917	$48.01 - $89.61	23.0%
Q2	369,696	$48.00 - $89.59	23.0%
Q3	369,479	$47.98 - $89.56	23.0%
Q4	369,255	$47.97 - $89.54	23.0%

2012
Q1	339,054	$48.17 - $91.55	21.1%
Q2	338,850	$48.15 - $91.53	21.1%
Q3	338,650	$48.14 - $91.50	21.1%
Q4	338,477	$48.12 - $91.49	21.0%

2013
Q1	290,000	$47.67 - $90.21	18.0%
Q2	290,000	$47.67 - $90.21	18.0%
Q3	290,000	$47.67 - $90.21	18.0%
Oct	290,000	$47.67 - $90.21	18.0%
Nov	190,000	$47.22 - $85.06	11.8%

The following summarizes Whiting Petroleum Corporation’s natural gas hedges as of July 1, 2010:

		Weighted Average	As a Percentage of
Hedge	Contracted Volume	NYMEX Price Collar Range	June 2010
Period	(MMBtu per Month)	(per MMBtu)	Gas Production

2010
Q3	40,555	$6.00 - $14.00	1.9%
Q4	39,445	$7.00 - $14.20	1.8%

2011
Q1	38,139	$7.00 - $17.40	1.8%
Q2	36,954	$6.00 - $13.05	1.7%
Q3	35,855	$6.00 - $13.65	1.6%
Q4	34,554	$7.00 - $14.25	1.6%

2012
Q1	33,381	$7.00 - $15.55	1.5%
Q2	32,477	$6.00 - $13.60	1.5%
Q3	31,502	$6.00 - $14.45	1.4%
Q4	30,640	$7.00 - $13.40	1.4%

Whiting also has the following fixed-price natural gas contracts in place as of July 1, 2010:

		Weighted Average	As a Percentage of
Hedge	Contracted Volume	Contracted Price	June 2010
Period	(MMBtu per Month)	(per MMBtu)	Gas Production

2010
Q3	742,333	$5.33	34.1%
Q4	825,000	$5.29	37.9%

2011
Q1	779,000	$5.30	35.8%
Q2	786,667	$5.30	36.2%
Q3	772,333	$5.30	35.5%
Q4	772,333	$5.30	35.5%

2012
Q1	577,000	$5.30	26.5%
Q2	461,333	$5.41	21.2%
Q3	465,667	$5.41	21.4%
Q4	398,667	$5.46	18.3%

2013
Q1	360,000	$5.47	16.5%
Q2	364,000	$5.47	16.7%
Q3	368,000	$5.47	16.9%
Q4	368,000	$5.47	16.9%

2014
Q1	330,000	$5.49	15.2%
Q2	333,667	$5.49	15.3%
Q3	337,333	$5.49	15.5%
Q4	337,333	$5.49	15.5%

Selected Operating and Financial Statistics

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Selected operating statistics
Production
Oil and condensate, MBbl	4,773	3,769	9,068	7,343
Natural gas, MMcf	6,632	7,582	13,189	15,472
Oil equivalents, MBOE	5,878	5,033	11,266	9,922
Average Prices
Oil, Bbl (excludes hedging)	$69.78	$50.66	$70.23	$41.85
Natural gas, Mcf (excludes hedging)	$4.52	$3.08	$5.07	$3.44
Per BOE Data
Sales price (including hedging)	$61.25	$41.79	$61.44	$37.44
Lease operating	$11.52	$11.44	$11.41	$11.95
Production taxes	$4.43	$2.96	$4.54	$2.46
Depreciation, depletion and amortization	$16.09	$19.93	$17.05	$20.19
General and administrative	$2.62	$2.04	$2.58	$1.94
Selected Financial Data
(In thousands, except per share data)
Total revenues and other income	$377,627	$230,158	$728,898	$393,997
Total costs and expenses	$175,157	$375,394	$386,914	$609,036
Net income (loss) available to common shareholders	$119,926	$(93,163)	$201,147	$(136,922)
Earnings (loss) per common share, basic	$2.35	$(1.83)	$3.95	$(2.78)
Earnings (loss) per common share, diluted	$2.12	$(1.83)	$3.58	$(2.78)

Average shares outstanding, basic	50,995	50,842	50,953	49,230
Average shares outstanding, diluted	59,225	50,842	59,234	49,230
Net cash provided by operating activities	$243,586	$110,067	$440,133	$145,009
Net cash used in investing activities	$(165,631)	$(65,124)	$(290,136)	$(286,976)
Net cash provided by (used in) financing activities	$(75,487)	$(38,778)	$(146,436)	$145,521

Conference Call
The Company’s management will host a conference call with investors, analysts and other interested parties on Thursday, July 29, 2010 at 11:00 a.m. EDT (10:00 a.m. CDT, 9:00 a.m. MDT) to discuss Whiting’s second quarter 2010 financial and operating results.  Please call (800) 299-7089 (U.S./Canada) or (617) 801-9714 (International) and enter the pass code 89159004 to be connected to the call.  Access to a live Internet broadcast will be available at www.whiting.com by clicking on the “Investor Relations” box on the menu and then on the link titled “Webcasts.”  Slides for the conference call will be available on this website beginning at 11:00 a.m. (EDT) on July 29, 2010.

A telephonic replay will be available beginning approximately two hours after the call on Thursday, July 29, 2010 and continuing through Thursday, August 5, 2010.  You may access this replay at (888) 286-8010 (U.S./Canada) or (617) 801-6888 (International) and entering the pass code 44624457.  You may also access a web archive at http://www.whiting.com beginning approximately one hour after the conference call.

About Whiting Petroleum Corporation
Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that acquires, exploits, develops and explores for crude oil, natural gas and natural gas liquids primarily in the Permian Basin, Rocky Mountains, Mid-Continent, Gulf Coast and Michigan regions of the United States.  The Company’s largest projects are in the Bakken and Three Forks plays in North Dakota and its Enhanced Oil Recovery fields in Oklahoma and Texas.  The Company trades publicly under the symbol WLL on the New York Stock Exchange.  For further information, please visit www.whiting.com.

Forward-Looking Statements
This news release contains statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements.  When used in this news release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to:  declines in oil or natural gas prices; impacts of the global recession and tight credit markets; our level of success in exploitation, exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of our exploration and development expenditures, including our ability to obtain CO2; inaccuracies of our reserve estimates or our assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; risks related to our level of indebtedness and periodic redeterminations of the borrowing base under our credit agreement; our ability to generate sufficient cash flows from operations to meet the internally funded portion of our capital expenditures budget; our ability to obtain external capital to finance exploration and development operations and acquisitions; our ability to identify and complete acquisitions and to successfully integrate acquired businesses; unforeseen underperformance of or liabilities associated with acquired properties; our ability to successfully complete potential asset dispositions; the impacts of hedging on our results of operations; failure of our properties to yield oil or gas in commercially viable quantities; uninsured or underinsured losses resulting from our oil and gas operations; our inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing our oil and gas operations; our ability to replace our oil and natural gas reserves; any loss of our senior management or technical personnel; competition in the oil and gas industry in the regions in which we operate; risks arising out of our hedging transactions; and other risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2009.  We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.

Whiting uses in this press release the term "Estimated Ultimate Recovery" or "EUR", which SEC rules prohibit in filings of U.S. registrants.  EURs refer to Whiting's internal estimates of per well hydrocarbon quantities that may be potentially recovered from a hypothetical future well completed as a producer in the area.  These quantities do not necessarily constitute or represent reserves within the meaning of SEC rules.

SELECTED FINANCIAL DATA

For further information and discussion on the selected financial data below, please refer to Whiting Petroleum Corporation’s Second Quarter Form 10-Q for the three and six months ended June 30, 2010, to be filed with the Securities and Exchange Commission.

WHITING PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	June 30, 2010	December 31, 2009

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$15,521	$11,960
Accounts receivable trade, net	169,109	152,082
Derivative assets	7,440	4,723
Prepaid expenses and other	9,593	7,260
Total current assets	201,663	176,025

PROPERTY AND EQUIPMENT:
Oil and gas properties, successful efforts method:
Proved properties	5,152,879	4,870,688
Unproved properties	123,213	100,706
Other property and equipment	94,593	100,833
Total property and equipment	5,370,685	5,072,227
Less accumulated depreciation, depletion and amortization	(1,450,636)	(1,274,121)
Total property and equipment, net	3,920,049	3,798,106

DEBT ISSUANCE COSTS	19,667	24,672

DERIVATIVE ASSETS	8,580	8,473

OTHER LONG-TERM ASSETS	22,766	22,266

TOTAL	$4,172,725	$4,029,542

WHITING PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except share and per share data)

	June 30, 2010	December 31, 2009
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$13,904	$14,023
Accrued capital expenditures	56,158	29,998
Accrued liabilities	69,179	62,891
Accrued interest	10,514	10,501
Oil and gas sales payable	64,593	46,327
Accrued employee compensation and benefits	18,405	22,105
Production taxes payable	22,473	21,188
Deferred gain on sale	12,776	12,966
Derivative liabilities	26,269	49,551
Deferred income taxes	5,811	11,325
Tax sharing liability	1,857	1,857
Total current liabilities	301,939	282,732

NON-CURRENT LIABILITIES:
Long-term debt	649,603	779,585
Deferred income taxes	464,343	341,037
Derivative liabilities	73,750	137,621
Production Participation Plan liability	75,125	69,433
Asset retirement obligations	72,216	66,846
Deferred gain on sale	50,880	58,462
Tax sharing liability	21,444	20,744
Other long-term liabilities	3,091	2,997
Total non-current liabilities	1,410,452	1,476,725

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value, 5,000,000 shares authorized;
6.25% convertible perpetual preferred stock, 3,450,000 issued and outstanding as of June 30, 2010 and December 31, 2009, aggregate liquidation preference of $345,000,000	3	3
Common stock, $0.001 par value, 175,000,000 shares authorized;
51,441,800 issued and 50,998,477 outstanding as of June 30, 2010, 51,363,638 issued and 50,845,374 outstanding as of December 31, 2009	51	51
Additional paid-in capital	1,545,370	1,546,635
Accumulated other comprehensive loss	10,780	20,413
Retained earnings	904,130	702,983
Total stockholders’ equity	2,460,334	2,270,085

TOTAL	$4,172,725	$4,029,542

WHITING PETROLEUM CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
REVENUES AND OTHER INCOME:
Oil and natural gas sales	$363,028	$214,303	$703,722	$360,478
Gain hedging activities	8,525	6,848	15,259	20,298
Amortization of deferred gain on sale	4,022	4,274	7,759	8,373
Gain on sale of properties	1,918	4,608	1,918	4,608
Interest income and other	134	125	240	240
Total revenues and other income	377,627	230,158	728,898	393,997
COSTS AND EXPENSES:
Lease operating	67,730	57,582	128,585	118,536
Production taxes	26,050	14,914	51,148	24,433
Depreciation, depletion and amortization	94,583	100,315	192,132	200,349
Exploration and impairment	14,509	9,792	27,415	27,106
General and administrative	15,402	10,282	29,036	19,262
Interest expense	15,632	18,693	31,324	33,373
Change in Production Participation Plan liability	4,747	3,284	5,692	3,680
Commodity derivative (gain) loss, net	(63,496)	160,532	(78,418)	182,297
Total costs and expenses	175,157	375,394	386,914	609,036
INCOME (LOSS) BEFORE INCOME TAXES	202,470	(145,236)	341,984	(215,039)
INCOME TAX EXPENSE (BENEFIT):
Current	5,308	-	6,638	(539)
Deferred	71,845	(52,073)	123,418	(77,578)
Total income tax expense (benefit)	77,153	(52,073)	130,056	(78,117)
NET INCOME (LOSS)	125,317	(93,163)	211,928	(136,922)
Preferred stock dividends	(5,391)	-	(10,781)	-
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$119,926	$(93,163)	$201,147	$(136,922)
EARNINGS (LOSS) PER COMMON SHARE, BASIC	$2.35	$(1.83)	$3.95	$(2.78)
EARNINGS (LOSS) PER COMMON SHARE, DILUTED	$2.12	$(1.83)	$3.58	$(2.78)
WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC	50,995	50,842	50,953	49,230
WEIGHTED AVERAGE SHARES OUTSTANDING, DILUTED	59,225	50,842	59,234	49,230

WHITING PETROLEUM CORPORATION
Reconciliation of Net Income (Loss) Available to Common Shareholders to
Adjusted Net Income (Loss) Available to Common Shareholders
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net Income (Loss) Available to Common Shareholders	$119,926	$(93,163)	$201,147	$(136,922)
Adjustments Net of Tax:
Amortization of Deferred Gain on Sale	(2,489)	(2,740)	(4,811)	(5,334)
Gain on Sale of Properties	(1,187)	(2,954)	(1,189)	(2,935)
Impairment Expense	2,388	2,312	4,774	5,280
Unrealized Derivative (Gains) Losses	(46,427)	95,955	(65,246)	110,195
Adjusted Net Income (Loss) (1)	$72,211	$(590)	$134,675	$(29,716)

Adjusted Earnings (Loss) Available to Common Shareholders per Share, Basic	$1.42	$(0.01)	$2.64	$(0.60)
Adjusted Earnings (Loss) Available to Common Shareholders per Share, Diluted	$1.31	$(0.01)	$2.46	$(0.60)

(1) Adjusted Net Income (Loss) Available to Common Shareholders is a non-GAAP financial measure.  Management believes it provides useful information to investors for analysis of Whiting’s fundamental business on a recurring basis.  In addition, management believes that Adjusted Net Income (Loss) Available to Common Shareholders is widely used by professional research analysts and others in valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions.  Adjusted Net Income Available for Common Shareholders should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under GAAP and may not be comparable to other similarly titled measures of other companies.

WHITING PETROLEUM CORPORATION
Reconciliation of Net Cash Provided by Operating Activities to Discretionary Cash Flow
(In thousands)

	Three Months Ended June 30,
	2010	2009
Net cash provided by operating activities	$243,586	$110,067
Exploration	10,652	6,178
Exploratory dry hole costs	(587)	(2)
Changes in working capital	(20,097)	(6,497)
Preferred stock dividends paid	(5,391)	-
Discretionary cash flow (1)	$228,163	$109,746

	Six Months Ended June 30,
	2010	2009
Net cash provided by operating activities	$440,133	$145,009
Exploration	19,715	18,811
Exploratory dry hole costs	(2,597)	(54)
Changes in working capital	(3,752)	17,876
Preferred stock dividends paid	(10,781)	-
Discretionary cash flow (1)	$442,718	$181,642

(1)  Discretionary cash flow is computed as net income plus exploration and impairment costs, depreciation, depletion and amortization, deferred income taxes, non-cash interest costs, non-cash compensation plan charges, non-cash losses on mark-to-market derivatives and other non-current items, less the gain on sale of properties, amortization of deferred gain on sale, non-cash gains on mark-to-market derivatives and preferred stock dividends paid.  The non-GAAP measure of discretionary cash flow is presented because management believes it provides useful information to investors for analysis of the Company’s ability to internally fund acquisitions, exploration and development.  Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under GAAP and may not be comparable to other similarly titled measures of other companies